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Exhibit 5.3

Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
801 Pennsylvania Avenue, N.W.
Washington, D.C. 20004-2623
www.fulbright.com

Telephone: (202) 662-0200	Facsimile: (202) 662-4643

March 31, 2008

Petro-Canada
150-6th Avenue S.W.
Calgary, Alberta T2P 3E3
Canada

Ladies and Gentlemen:

        RE: PETRO-CANADA REGISTRATION STATEMENT ON FORM F-9

        We hereby consent to the reference to our firm name under the heading "Legal Matters" in the prospectus filed as part of the registration statement on Form F-9 relating to the offering of US$4,000,000,000 debt securities by Petro-Canada. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours, /s/ FULBRIGHT & JAWORSKI L.L.P. Fulbright & Jaworski L.L.P.

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  Exhibit 5.3